Exhibit 99.5

CONSENT OF MOELIS & COMPANY LLC

June 23, 2023

Board of Directors

World Wrestling Entertainment, Inc.

1241 East Main Street

Stamford, CT 06902

Members of the Board:

We hereby consent to the inclusion of our opinion letter, dated April 2, 2023, to the Board of Directors of World Wrestling Entertainment, Inc. (“WWE”) as Annex H to, and to the references thereto under the headings “Summary—Opinion of Moelis”, “The Transactions—Background of the Transactions”, “The Transactions—WWE’s Reasons for the Transactions” and “The Transactions—Opinions of WWE’s Financial Advisors—Opinion of Moelis” in, the information statement/prospectus relating to the proposed Transactions involving WWE, Endeavor Group Holdings, Inc., Zuffa Parent, LLC and New Whale Inc. (“New PubCo”), which information statement/prospectus forms a part of Amendment No. 1 to the Registration Statement on Form S-4 of New PubCo and WWE (the “Registration Statement”).

By giving such consent, we do not thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under Section 7 of, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Moelis & Company LLC

MOELIS & COMPANY LLC